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                              FOR IMMEDIATE RELEASE April 27, 2001
                              For Additional Information Contact:
                              Richard A. Meeusen, (414) 371-5706

                    BADGER METER RE-ELECTS TWO DIRECTORS AND
                      INTRODUCES EXPANDED INVESTOR WEB SITE

Milwaukee, Wis., April 27, 2001.....Badger Meter, Inc. (AMEX:BMI) announced the re-election of two of the company's directors and the introduction of an expanded investor Web site.

Directors re-elected to three-year terms at the company's annual meeting held today are Kenneth P. Manning, chairman, president and chief executive officer of Sensient Technologies Corporation, and John J. Stollenwerk, owner and president of Allen Edmonds Shoe Corporation. Both directors joined the Board in 1996. In addition, the Board named Donald J. Schuenke, retired chairman of Northwestern Mutual Life Insurance Company, Director Emeritus.

At the meeting, company management unveiled an expanded investor Web site that includes information on Badger Meter's products, markets and financial results. "Our expanded disclosure is consistent with the new SEC requirements of Regulation FD. We believe that providing more information about Badger Meter's opportunities for growth, competition in the marketplace and product development will help investors in making decisions about owning our stock," said James L. Forbes, chairman, president and chief executive officer of Badger Meter.

Schuenke, whose term expired at the meeting, has served as a director since 1982. "In recognition of Don's years of service to Badger Meter, the Board has honored him with the title of Director Emeritus. He has always represented the interest of Badger Meter shareholders and his contribution to the Board over


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the years has been invaluable. I look forward to continuing to draw upon his knowledge as we pursue our strategies to build value for our shareholders," said Forbes.

Directors continuing on the Board who were not up for re-election at this year's annual meeting include James L. Forbes, chairman, president and chief executive officer of Badger Meter; Charles F. James, Jr., retired vice president of academics at MSOE and former Dean of UWM's College of Engineering and Applied Science; Ulice Payne, Jr., Partner at Foley & Lardner; Andrew J. Policano, Dean of the University of Wisconsin's School of Business; Steven J. Smith, chief executive officer of Journal Communications; and James O. Wright, Jr., owner of The Wright Tax Service.

Badger Meter is a leading marketer and manufacturer of products using flow measurement and control technology serving industrial and utility markets worldwide.

       BADGER METER COMPANY NEWS IS AVAILABLE 24 HOURS A DAY, ON-LINE AT:
                           HTTP://WWW.BADGERMETER.COM
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